Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of November 30, 2022 (this “Agreement”), is entered into by and among the shareholder listed on Exhibit A hereto (the “Shareholder”), Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”), and Iris Acquisition Corp, a Delaware corporation (“SPAC”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company, Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), Liminatus Pharma Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“Liminatus Merger Sub”) and SPAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“SPAC Merger Sub”), are or will be parties to that certain Business Combination Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Business Combination Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Liminatus Merger Sub will be merged with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of ParentCo (the “Company Merger”), and (ii) immediately following the transaction described in (i), SPAC Merger Sub will be merged with and into SPAC, with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of ParentCo (the “SPAC Merger” and, together with the Company Merger, the “Merger”);

WHEREAS, as of the date hereof, the Shareholder owns the number of shares of Class B common stock, par value $0.0001, of SPAC set forth on Exhibit A (all such shares, or any successor or additional shares of SPAC of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition and inducement to the Company to enter into the Business Combination Agreement, the Shareholder is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.            Voting Agreements. The Shareholder, in its capacity as a shareholder of SPAC, agrees that, at the SPAC Shareholder Meeting, at any other meeting of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (the SPAC Shareholder Meeting and all other meetings or consents related to the Business Combination Agreement, collectively referred to herein as the “Meeting”), the Shareholder shall:

a.	when the Meeting is held, appear at the Meeting or otherwise cause the Shareholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares in favor of each of the SPAC Shareholder Voting Matters; and

c.	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the SPAC Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement.

2.            Restrictions on Transfer. The Shareholder agrees that it shall not sell, assign or otherwise transfer any of the Shareholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Agreement in a form reasonably acceptable to the Company. SPAC shall not register any sale, assignment or transfer of the Shareholder Shares on SPAC’s transfer (book entry or otherwise) that is not in compliance with this Section 2.

3.            No Redemption. The Shareholder hereby agrees that it shall not redeem, or submit a request to SPAC’s transfer agent or otherwise exercise any right to redeem, any Shareholder Shares.

4.            Shareholder Representations: The Shareholder represents and warrants to SPAC and the Company, as of the date hereof, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the it’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Shareholder;

d.	this Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Shareholder of its obligations under this Agreement;

f.	there are no Proceedings pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Shareholder of its obligations under this Agreement;

g.	other than the Cantor Fees, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which SPAC is or will be liable in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Shareholder or, to the knowledge of the Shareholder;

h.	the Shareholder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with the Shareholder’s tax and legal advisors;

i.	the Shareholder has not entered into, and shall not enter into, any agreement that would prevent the Shareholder from performing any of the Shareholder’s obligations hereunder;

j.	the Shareholder is the only record owner, and has good title to the Shareholder Shares opposite its name on Exhibit A, free and clear of any Liens other than as created by this Agreement or the Governing Documents of SPAC, any Ancillary Agreements or applicable Laws; and

k.	the Shareholder Shares are the only shares of SPAC owned of record or beneficially owned by the Shareholder as of the date hereof, and none of the Shareholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Shareholder Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

5.              Damages; Remedies. The Shareholder hereby agrees and acknowledges that (a) SPAC and the Company would be irreparably injured in the event of a breach by the Shareholder of its obligations under this Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.            Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.            Assignment. No party hereto may, except as set forth herein, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Shareholder, the SPAC and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.            Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.            Governing Law; Jurisdiction; Jury Trial Waiver. Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

11.            Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party, with respect to the Company and SPAC, at the address set forth in Section 11.3 of the Business Combination Agreement, and, with respect to Shareholder, at the address set forth on Exhibit A.

12.            Termination. This Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement (“Termination Date”). Upon termination of this Agreement, none of the parties hereto shall have any further obligation or liability under this Agreement; provided, however no such termination shall relieve the Shareholder or the SPAC from any liability resulting from a breach of this Agreement occurring prior to the Termination Date.

13.            Expenses. All reasonable and documented out-of-pocket costs and expenses incurred by the Shareholder in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including costs, fees and expenses of the Shareholder’s attorneys, accountants and other advisors, shall constitute SPAC Transaction Expenses (as defined in the Business Combination Agreement) and shall be paid in accordance with the Business Combination Agreement.

14.            Nonsurvival of Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Closing.

15.            Adjustment for Stock Split. If, and as often as, there are any changes in the SPAC or the Shareholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholder, SPAC, the Company, the Shareholder Shares as so changed.

16.            Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

17.            No Inconsistent Agreements. The Shareholder hereby covenant and agree that they shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any Shareholder Shares that is inconsistent with their obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent from satisfying the Shareholder’s obligations pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPAC:

IRIS ACQUISITION CORP

By:	/s/ Sumit Mehta
Name: Sumit Mehta
Title: Chief Executive Officer

COMPANY:

LIMINATUS PHARMA, LLC

By:	/s/ Chris Kim
Name: Chris Kim
Title: CEO, General Counsel, and Secretary

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER:

IRIS ACQUISITION HOLDINGS LLC

By:	/s/ Sumit Mehta
Name: Sumit Mehta
Title: Authorized Representative

Exhibit A

Shareholders

Shareholder	Number of Shares of Common Stock	Address for Notices
Iris Acquisition Holdings LLC	6,900,000	3rd Floor Zephyr House 122 Mary Street, George Town PO Box 10085 Grand Cayman KY1-1001, Cayman Islands